Exhibit 10.19

SECOND AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE

This Second Amendment to Industrial Real Estate Lease (this “Amendment”) is made and entered into this 14th of May, 2013, by and between KTR OC I LLC, a Delaware limited liability company (“Landlord”) and ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation (“Tenant”).

RECITALS

WHEREAS, New Goodyear, Ltd. (the predecessor-in-interest to Landlord) and Tenant entered into that certain Industrial Real Estate Lease dated as of February 23, 2006 (“Original Lease”), as amended by that certain Rider No. 1 dated as of February 23, 2006 (“Rider No. 1”), by that certain Rider No. 2 dated as of February 15, 2006 (“Rider No. 2”), and by that certain Amendment No. 1 to Lease dated as of May 26, 2011 (“Amendment No. 1”; the Original Lease, as amended by the aforementioned riders and amendments is hereinafter referred to as the “Amended Lease”), with respect to certain premises consisting of approximately 43,538 square feet (the “Original Premises”), in the building commonly known as 2 Goodyear, Irvine, California (the “Building”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings respectively ascribed to them in the Amended Lease; and

WHEREAS, the parties wish to amend the Amended Lease as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby affirm the foregoing recitals and agree as follows:

1. Recitals. The recitals set forth above are hereby incorporated into the body of this Amendment as if fully restated herein. From and after the date hereof, references to the “Lease” (including, without limitation, any and all references contained in this Amendment) shall mean the Amended Lease as amended by this Amendment.

2. Expansion of Property. From and after May 1, 2013 (the “Expansion Date”), the Property shall be expanded to include that certain space located in the Building consisting of approximately 26,462 square feet of space (the “Expansion Premises”), such that, from and after the Expansion Date, (a) Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Original Premises and the Expansion Premises pursuant to the Lease, (b) the term “Property” shall refer to the Original Premises and the Expansion Premises on a collective basis, and such Property shall consist of approximately 70,000 square feet, (c) the term of Tenant’s lease of the Original Premises and the Expansion Premises shall be co-terminus, and (d) Tenant’s Initial Pro Rata Share of Common Area costs and all words of similar import shall mean 100%. From and after the Expansion Date, except as otherwise expressly set forth herein, all terms and conditions of the Lease shall apply to the Property consisting of both the Original Premises and the Expansion Premises.

In the event Landlord is unable to deliver possession of the Expansion Premises to Tenant in the condition required by this Amendment on the targeted Expansion Date of May 1, 2013, for any reason (including, without limitation, any holdover by any existing tenant of the Expansion Premises), Landlord shall have no liability to Tenant on account thereof and the obligations of Tenant shall not be affected thereby, except that the (a) Expansion Date shall be extended until such time as Landlord delivers possession of the Expansion Premises to Tenant and (b) dates set forth in the below schedule of Base Rent shall be adjusted to take into account the delay in the Expansion Date. Notwithstanding the preceding sentence, in the event that the Amendment is signed after May 1, 2013, the Rent Abatement Period as defined below will not change and as such, the Landlord will reimburse the Tenant for any Rent previously paid to Landlord for the month of May 2013 within 30 days of the execution of this Amendment.

3. Lease Term; Rent. The Lease Term is hereby extended for an additional seventy-eight (78) months (the “Extension Term”), commencing on November 1, 2016 and ending on April 30, 2023 (the “Expiration Date”). Effective on the Expansion Date, and continuing through the Expiration Date the schedule of Base Rent set forth in Section 1.12(a) of the Amended Lease is deleted and the following schedule is inserted in lieu thereof:

Period	Annual Base Rent	Monthly Installment of Base Rent
May 1, 2013 — August 31, 2013 (“Rent Abatement Period”)	$0.00	$0.00
September 1, 2013 — April 30, 2014	N/A	$64,750.00
May 1, 2014 — April 30, 2015	$800,310.00	$66,692.50
May 1, 2015 — April 30, 2016	$824,319.30	$68,693.28
May 1, 2016 — April 30, 2017	$849,048.88	$70,754.07
May 1, 2017 — April 30, 2018	$874,520.35	$72,876.70
May 1, 2018 — April 30, 2019	$900,755.96	$75,063.00
May 1, 2019 — April 30, 2020	$927,778.63	$77,314.89
May 1, 2020 — April 30, 2021	$955,611.99	$79,634.33
May 1, 2021 — April 30, 2022	$984,280.35	$82,023.36
May 1, 2022 — April 30, 2023	$1,013,808.76	$84,484.06

*Base Rent for the Rent Abatement Period (i.e., $64,750.00 per month, collectively, the “Abated Rent”) shall be conditionally abated. The abatement of Abated Rent during the Rent Abatement Period provided for in this Section 3 is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease. If at any time during the Lease Term (including the Extension Term), Tenant is in material default under the Lease according to Section 10.02 of the Lease, then the abatement of Abated Rent provided for in this provision shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease by reason of such default, the unamortized portion of the Abated Rent, which shall be calculated based on the number of remaining months of the Lease Term (including the Extension Term) following the termination date divided by one hundred sixteen (116).

4. Additional Rent. In addition to the above monthly Base Rent amounts, Tenant shall also be responsible for payment (to Landlord or such other party as may be required under the Lease) of any and all Additional Rent, and any other amounts, due under the terms of the Lease including, without limitation, (i) Tenant’s Pro Rata Share of Common Area costs (including, without limitation, Impounds for Insurance Premiums and Property Taxes), and (ii) all utility services rendered or furnished to the Property. Tenant shall pay all of the foregoing amounts in accordance with the terms of the Lease.

5. Tenant Improvement Allowance. Landlord shall contribute up to a maximum amount of $450,000.00 (the “TI Allowance”) towards the costs of certain alterations to the Property to be constructed by Tenant (“Tenant Improvements”), which such payment shall be made by Landlord to Tenant within 30 days following (a) completion of such Tenant Improvements, (b) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (c) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on such Tenant Improvements; and (d) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Tenant Improvements. Landlord shall be under no obligation to pay for any alterations or Tenant Improvements to the Property (i) in excess of the TI Allowance or (ii) if there exists a material default under Section 10.02 of the Lease. Such Tenant Improvements hereunder shall be deemed alterations for purposes of the Lease, and, therefore, shall be governed by Section 6.05 of the Lease, and, further, notwithstanding anything to the contrary contained in the Lease, shall be subject to Landlord’s approval of the plans and specifications related thereto. Tenant shall have the right to elect by written notice to Landlord (a “Rent Application Election”) to use up to 100% of the TI Allowance as a credit against Rent, as they become due and payable. In the event that Tenant fails to properly request the TI Allowance or make a Rent Application Election on or prior to June 30, 2014, provided no default exists, then Tenant shall be deemed to have made a Rent Application Election with respect to any remaining amount of TI Allowance, which shall be treated as a credit against Rent, up to the maximum amount of the next succeeding monthly installments of Rent until such credit is satisfied. After June 30, 2014, provided no default exists, all TI Allowances or Rent Application Elections made by Tenant will be treated as credits against Rent, up to the maximum amount of the next succeeding monthly installments of Rent until such credits are satisfied. In the event that the Lease Term ends before a credit to Rent can be applied, any remaining credit shall be paid by Landlord to Tenant within thirty (30) days after the end of the Lease Term provided that no default exists under the Lease at such time. If a material default exists under Section 10.02 of the Lease as of June 30, 2014, Tenant shall be deemed to have waived its right to any remaining portion of the TI Allowance.

6. Insurance Policies. Notwithstanding anything to the contrary contained in the Amended Lease, effective as of the date hereof, Tenant shall be liable for Tenant’s Pro Rata Share of all deductibles on the insurance maintained by Landlord under Section 4.04 of the Lease, without limitation on the amount of such deductibles, including, without limitation, Earthquake Insurance.

7. Limitation of Certain Costs. Effective as of the Expansion Date, Paragraph 31 of Rider No. 1 of the Amended Lease is deleted in its entirety.

8. Maintenance of Common Areas. Effective as of the Expansion Date, Section 4.05(d) of the Amended Lease is deleted in its entirety and replaced with the following provision: Landlord shall maintain the Common Areas in good order, condition and repair and shall operate the Project, as a first-class industrial/commercial real property development. Tenant shall pay Tenant’s pro rata share (as determined below) of all costs incurred by Landlord for the operation and maintenance of the Common Areas. Common Area costs include, but are not limited to, costs and expenses for the following: gardening and landscaping; utilities, water and sewage charges; maintenance of signs (other than Tenant’s signs); premiums for liability, property damage, fire and other types of casualty insurance on the Common. Areas and worker’s compensation insurance; all property taxes and assessments levied on or attributable to the Common Areas and all Common Area improvements; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance-of the Common Areas; fees for required licenses and permits; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, refuse removal, security and similar items; reasonable reserves for roof replacement and exterior painting (the “Reserves”, which shall be established initially at $0.15 per square foot per year, which amount may be subsequently increased by Landlord); replacement (when needed) of HVAC units based on a 20 year useful lifespan of an HVAC unit that will be prorated based on the number of years and months remaining on the Lease Term. (For example, if an HVAC unit is replaced when only ten (10) years of Lease Term remains, Tenant shall only be responsible for 50% of the total cost because the lifespan of an HVAC unit is agreed by both parties to be 20 years. If an HVAC unit is replaced when only five (5) years of Lease Term remains, Tenant shall only be responsible for twenty-five percent (25%) of the total cost because the useful lifespan of an HVAC unit is agreed by both parties to be 20 years and only 5 years of Lease Term remains. In the event that the Lease Term is extended by the parties, Tenant shall remain liable to reimburse Landlord for the prorated cost of any HVAC unit (using a 20 year useful life span) that falls within such extended Lease Term. By way of example, if an HVAC Unit is replaced when ten (10) years of Lease Term remains, Tenant shall only be responsible for 50% of the replacement cost of the HVAC unit replaced; however, if the Lease Term is then extended for an additional five (5) year term (such term, the “Five Year Extension Term”), during such Five Year Extension Term Tenant shall reimburse Landlord for 25% of the cost of such replaced HVAC unit); and a reasonable allowance to Landlord for Landlord’s supervision of the Common Areas (Tenant’s pro rata share of such supervision allowance (the “Supervision Allowance”) shall not exceed four percent (4%) of Base Rent and all reimbursable expenses pursuant to Article 4 for the applicable period). Landlord may cause any and or all of such services to be provided by third parties and the cost of such services shall be included in Common Area costs. Common Area costs shall not include depreciation of real property, which forms part of the Common Areas. Tenant agrees to provide Landlord with maintenance records pertaining to HVAC units, in form and substance satisfactory to Landlord, within 30 days of Landlord’s written request. Notwithstanding anything stated elsewhere in the Amended Lease, the Landlord agrees to address as well as bear the total cost of (i) resurfacing, repaving, and restriping the parking lot within the first year of the date of this Amendment, and (ii) exterior painting of the Building within the first year of the date of this Amendment.

Notwithstanding anything to the contrary contained in the Amended Lease, commencing as of January 1, 2014, the aggregate amount that Tenant shall be obligated to reimburse pursuant to Section 4.05 (Common Area costs, which Common Area costs shall include Reserves), shall be limited to the actual amount of Controllable Operating Expenses (as hereinafter defined) paid or incurred by Landlord on account of or in calendar year 2013, increased on a cumulative, compounding basis at five percent (5%) per annum through the applicable calendar year. In the event that the cap applies to limit Tenant’s Pro Rata Share of Common Area costs attributable to Controllable Operating Expenses for any calendar year, the excluded amount (i.e., Controllable Operating Expenses incurred by Landlord in excess of the cap) shall be carried forward to succeeding calendar years and recaptured by Landlord so long as the foregoing limit on the increase in the portion of Common Area costs attributable to Controllable Operating Expenses is not exceeded in any such succeeding year such that amounts that could not be included in Common Area costs during such prior years may be re-captured by Landlord. The limitations on reimbursement set forth in this paragraph shall in no event apply to limit Tenant’s obligations under (i) Section 4.02 (Property Taxes), (ii) Section 4.04 (Insurance Policies) and (iii) Section 4.05(d) (with respect to utilities, water and sewage charges and the Supervision Allowance only) of the Amended Lease (all of the Common Area costs under the Lease, excluding, the costs under Sections 4.02, 4.04 and 4.05(d) (with respect to utilities, water and sewage charges and the Supervision Allowance only) of the Amended Lease, are hereinafter referred to as the “Controllable Operating Expenses.”) Tenant shall remain fully liable to pay Landlord Tenant’s Pro Rata Share of all real property taxes on the Property and the cost of premiums for insurance maintained by Landlord under the Lease, including any deductibles in connection therewith.

9. Options to Extend Term Amendment Rider. Effective as of the date of this Amendment, (i) Rider No. 2 and (ii) the Option to Extend Term Amendment Rider attached to Amendment No. 1, are both deleted in their entirety.

10. Right of First Offer. Effective as of the date of this Amendment, Paragraph 29 of Rider No. 1 is deleted in its entirety.

11. Vehicle Parking Spaces Allocated to Tenant. Effective as of the Expansion Date, notwithstanding anything to the contrary contained in the Amended Lease, Tenant shall be entitled to use all of the parking areas allocated to the Property.

12. Tenant Improvements. Effective as of the date hereof, Section 5 of Amendment No. 1 is deleted in its entirety and Landlord has no obligations under such section.

13. Property. Tenant hereby acknowledges that other than as required in the Amended Lease including but not limited to Article 6 of the Amended Lease (i) Landlord shall have no obligation whatsoever to perform any work to the Property in connection with this Amendment, (ii) Tenant is familiar with and has inspected the Property, and (iii) Tenant shall accept the Property on an “AS-IS,” “WHERE-IS” basis.

14. Confidential Information. Tenant agrees to maintain in strict confidence, other than as required by law, (and to cause any broker representing Tenant to maintain in strict confidence, other than as required by law) all of the terms of this Amendment (including, without limitation, the economic terms contained herein) and any or all other materials, data and information delivered to, or received by, any or all of Tenant and Tenant’s agents, representatives, employees, attorneys, and consultants either prior to or after the date hereof in connection with the negotiation and execution of this Amendment. The provisions of this Section 14 shall survive the expiration or termination of the Lease.

15. Full Force and Effect. Except as otherwise expressly provided herein, the Amended Lease shall be and remain in full force and effect in accordance with its terms.

16. Counterparts and Signatures. This Amendment and any document executed in connection herewith may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same document. Facsimile machine or PDF copies of an original signature by either party shall be binding as if said copies were original signatures.

17. Conflicts. If any of the terms, covenants or conditions of this Amendment conflict with the terms, covenants or conditions of the Amended Lease, the terms, covenants and conditions of this Amendment shall control.

18. Brokers’ Commission. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker in connection with this Amendment. Landlord shall indemnify, defend and hold harmless Tenant from and against all claims for broker’s commissions, finder’s fees or other commissions or fees made by any broker claiming through Landlord. Tenant shall indemnify, defend and hold harmless Landlord from and against all claims for broker’s commissions, finder’s fees or other commissions or fees made by any broker claiming through Tenant.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

LANDLORD

KTR OC I LLC, a Delaware limited liability company

By: KTR Property Trust I, a Maryland real investment trust

Its: Sole Member

By:	/s/ Stephen J. Butte
Name:	Stephen J. Butte
Its:	Senior Vice President

TENANT

ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation

By:	/s/ John B. Henneman, III
Name:	John B. Henneman, III
Its:	Vice President, Treasurer & Assistant Secretary

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